Exhibit 4.8
AMENDMENT NO. 3 TO THE
DELL COMPUTER CORPORATION
TRUST AGREEMENT
     THIS AGREEMENT is made as of the 1st day of January, 2004 by and between DELL, INC., a Texas Corporation, (the “Sponsor”), and JPMorgan Chase (the “Trustee”) and amends the Trust Agreement, effective April 1, 1996 between the Sponsor and The Chase Manhattan Bank, N.A., a predecessor corporation of the Trustee;
     WHEREAS, the Sponsor and the Trustee desire to amend the Trust Agreement pursuant to the authority reserved in Section 17;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree that the fee schedule represented as Exhibit A, attached hereto, will apply to services performed by the Trustee effective January 1, 2004.
     IN WITNESS WHEREOF, the Sponsor and the Trustee have caused this Amendment to be executed and their respective corporate seals to be affixed and arrested by their respective corporate officers on the day and year first written above.

DELL, INC.

By: Its:	/s/ Kathleen Angel Director Global Benefits
ATTEST:

/s/ J. Michelle Mahaffy
Its: Program Manager

JPMORGAN CHASE

By:	/s/ William R Wasp

Its:	Vice President
ATTEST:

/s/ Kathy McRae Its: Vice President

Exhibit 4.8
EXHIBIT A
Fee Agreement between JPMorgan and Dell Inc. for the Dell 401(k) Plan
The following fee schedule will be effective January 1, 2004:

• Annual Accounting Fee:	$1,500 per investment portfolio
$1,500 per Loan account
$5,000 per Company Stock portfolio

• Transactions:	$8 per transaction

• Administrative Fee:	.5 bp on current Total Plan Asset Value

• Payments:	$5 per payment plus postage/courier expense